Exhibit 99.1

CITI TRENDS, INC. HIRES CHIEF MERCHANDISING OFFICER

SAVANNAH, GA (April 2, 2008) — Citi Trends, Inc. (NASDAQ: CTRN) today announced that Elizabeth R. Feher has joined the Company, effective immediately, as Executive Vice President and Chief Merchandising Officer. She replaces George A. Bellino, the Company’s President and Chief Merchandising Officer, who had previously announced his decision to retire. His retirement will be effective April 4, 2008.

Ms. Feher joins Citi Trends after serving as Senior Vice President — Ladies Apparel, Intimate and Kids and a member of the Executive Committee at Value City Department Stores since 2005. Prior to that time, she was with Bon Ton Stores from 1994 to 2005 in senior apparel merchandising roles, such as Senior Vice President and General Merchandise Manager and Vice President and Divisional Merchandise Manager of Ready-To-Wear, Ladies Casual and Career Sportswear. Ms. Feher began her merchandising career in 1980 as a management trainee with Hess’s Department Stores and added increasing responsibilities as first a buyer and then as Vice President and Divisional Merchandise Manager.

Ed Anderson, Chairman and Chief Executive Officer of Citi Trends, commented, “During our national search, we have focused on the candidates that first and foremost had extensive experience and talent as an apparel merchant. We also wanted someone with a background in the department store and off-price markets who possesses the leadership and communication skills to guide a very talented merchandising team. Beth fulfills all of these requirements. She has demonstrated throughout her 28-year career in apparel merchandising the ability to develop teams and strategies to achieve sales and margin goals. We look forward to her contributions in leading our merchandise team.”

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company currently operates 330 stores located in 20 states in the Southeast, Mid-Atlantic and Midwest regions and the state of Texas.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chairman and Chief Executive Officer
	(912) 443-2075	(912) 443-3705